Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Cushman & Wakefield plc pertaining to the DTZ Jersey Holdings Limited Management Equity Incentive Plan, DTZ Jersey Holdings Limited Restricted Stock Unit Award Agreement, Cushman & Wakefield plc 2018 Omnibus Management Share and Cash Incentive Plan, Cushman & Wakefield plc 2018 Omnibus Non-Employee Director Share and Cash Incentive Plan of our report dated February 19, 2016, with respect to the consolidated financial statements of C&W Group, Inc. and Subsidiaries included in the Registration Statement (Form S-1 No. 333-225742), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, NY

August 16, 2018